                                                                  Exhibit 2(a)

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------

     THIS AGREEMENT (the "Agreement"), made and entered into as of the 31st day of May, 1996, by and among Graphic Industries, Inc., a Georgia corporation ("Graphic"), Mercury Printing Company, Inc., a Tennessee corporation and wholly-owned subsidiary of Graphic ("Mercury"), Wimmer Acquisition Corp., a Tennessee corporation and wholly-owned subsidiary of Mercury ("WAC"); The Wimmer Companies, Inc., a Tennessee corporation (the "Company") and Glen A. Wimmer, an individual resident of the State of Tennessee (the "Stockholder").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the Stockholder owns 100% of the outstanding shares of the common stock, $1.00 par value per share, of the Company; and

     WHEREAS, the Stockholder, Graphic, Mercury WAC and the Company wish to enter into a transaction pursuant to which WAC will acquire from the Company, certain assets of the Company, subject to certain liabilities of the Company, on the terms and conditions set forth herein (the "Reorganization"); and

     WHEREAS, contemporaneously with the Reorganization, WAC will acquire certain outstanding notes payable of the Company, more particularly described herein, pursuant to the terms and conditions of a Note Purchase Agreement of even date (the "Note Purchase Agreement") among WAC and the holders of such notes payable (collectively, the "Related Parties").

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     1.1 The capitalized terms used in this Agreement (and not otherwise expressly defined herein) shall have the meanings set forth in the Glossary attached hereto and expressly made a part hereof.

                                   ARTICLE 2
              ACQUISITION OF ASSETS AND ASSUMPTION OF LIABILITIES

     2.1  Purchase and Sale of Assets
          ---------------------------

     (a) Transfer of Assets.  Upon the terms and subject to the conditions
         ------------------
contained herein, the Company shall sell, convey, transfer, assign and deliver to WAC, and WAC shall acquire from the Company, the Assets, free and clear of any and all Encumbrances.

     (b) Consideration.   Upon the terms and subject to the conditions contained
         -------------
herein, as consideration for the purchase of the Assets, WAC shall cause Graphic to issue and deliver to the Company one (1) share of Graphic Stock and shall deliver the Assignment and Assumption Agreement.

     (c)  Delivery of Consideration.  Upon the terms and subject to the
          -------------------------
conditions contained herein, at the Closing, WAC shall (i) cause Graphic to issue and deliver the Graphic Stock to the Company, and (ii) assume certain liabilities of the Company pursuant to Section 2.3(a) herein.

     2.2  Assets to Be Retained by the Company.  Notwithstanding anything to the
          ------------------------------------
contrary herein, the Company shall retain all right, title and interest in and to the following assets of the Company (the "Retained Assets") which are not to be acquired by WAC hereunder:

     (a) any contract, lease or permit as to which consent to assignment is required but has not been obtained;

     (b) any permit, or insurance policy to the extent that each is, by its terms, not transferable or assignable to a purchaser of the Assets; and

     (c) all claims, causes of action, chooses in action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating to the Assets to the extent, but only to the extent, related to the Excluded Liabilities.

     2.3  Assumed Liabilities; Excluded Liabilities
          -----------------------------------------

     (a) Upon the terms and conditions contained herein, and subject to Section 2.3(b), WAC shall assume as of the Effective Date (i) the Liabilities of the Company fully reflected on the Closing Balance Sheet or in the notes thereto, and which remain outstanding as of the Closing Date; and (ii) the Liabilities incurred by the Company in the ordinary course of business consistent with past practice since the date of the Closing Balance Sheet up to, and including, the Closing Date (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law or which arose out of any Action). The Liabilities specified in clauses (i) and (ii) of this Section 2.3(a) (subject to Section 2.3(b)) are referred to collectively herein as the "Assumed Liabilities".

     (b) Notwithstanding Section 2.3(a) or any other provision of this Agreement, the Assumed Liabilities shall not include, WAC shall not assume or be responsible for, and the Company shall retain and be fully responsible for, and shall fully discharge and perform, the following Liabilities and obligations of the Company, whether fixed or contingent, known or unknown, matured or unmatured, liquidated or unliquidated, choate or inchoate, direct or indirect:

     (i) except as set forth in Section 2.3(c) herein, any and all Liabilities and obligations of the Company to or in respect of any employee or former employee of the Company including, without limitation, any Liability or obligation under, arising out of or relating to (A) any employment agreement, whether or not written, between the Company and any person; (B) any claim of unfair labor practice or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Effective Date; or (C) any Liability relating to any Qualified Plan or other employee benefit plan;

     (ii) any and all Liabilities and obligations of the Company arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of the Company or any other person or entity on or prior to the Effective Date;

     (iii) any and all Liabilities and obligations of the Company arising our of or related to any Action against the Company or any Action which adversely affects the Assets and which shall have been asserted on or prior to the Effective Date or the basis of which shall have arisen on or prior to the Effective Date;

     (iv) any and all Liabilities and obligations of the Company with respect to any Taxes;

     (v) any and all Liabilities and obligations of the Company arising out of, resulting from or relating to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

     (vi) all expenses of the Company (including, without limitation, all fees and expenses of its attorneys and other representatives) and all fees, incurred in connection with this Agreement and the transactions contemplated hereby;

     (vii) all brokerage fees, finder's fees and similar fees payable by the Company in connection with this Agreement and the transactions contemplated hereby;

     (viii) any and all Liabilities and obligations of the Company under, arising out of or relating to those contracts, leases, permits and other commitments not specifically assumed by WAC pursuant to Section 2.3(a);

     (ix) any and all Liabilities and obligations of the Company arising out of or relating to the Retained Assets; and

     (x)  any Undisclosed Liabilities.

The Liabilities and obligations excluded from Assumed Liabilities pursuant to this Section 2.3(b) are referred to herein as the "Excluded Liabilities."

     (c) Notwithstanding the foregoing, WAC shall pay to the Company, in cash, an amount equal to the amount shown or accrued on the Closing Balance Sheet for all Taxes and payroll-related liabilities, including, without limitation, payroll taxes and 401(k) contributions and the Company shall use such funds solely to pay such liabilities and obligations.

     (d) The Company shall remain solely responsible for any and all obligations relating to employees of the Company up to and including the Closing Date, including, without limitation, all obligations for salary, vacation pay, severance, health insurance, taxes and other insurance, whether accrued, contingent or otherwise. None of Mercury, WAC or Graphic shall have or bear any responsibility or liability for any employee obligations including, without limitation, any obligations under any supplemental income plans or agreements. During the period between the Effective Date and the Closing Date, WAC shall use, in the business of the Company, the employees of the Company on hand as of the Effective Date, and shall pay the Company for such use the regular, normal payroll amounts, plus taxes and other benefits customarily paid by the Company, for such employees. The Company shall terminate all of its employees on and as of the Closing Date.

     2.4  Agreement to Issue Graphic Stock.
          --------------------------------

     (a) Subject to the terms and conditions herein and in exchange for the Assets, Graphic shall issue and deliver the Graphic Stock to the Company.

     (b) Also on the Closing Date, WAC shall acquire the Notes Payable and deliver to the Related Parties, and to the Escrow Agent in full and complete consideration therefor, certain shares of Graphic Stock on the terms and conditions set forth in the Note Purchase Agreement (the "Related Parties Shares").

     (c) To the extent any additional shares of Graphic Common Stock are issued pursuant to Section 2.6(d) hereof, all of such shares shall be issued into escrow pursuant to the Escrow Agreement.

     (d) During the Escrow Period and subject to the terms and conditions of the Escrow Agreement, the Company shall be entitled to vote the Escrow Shares attributable to the Company in all respects and on all matters as to which a shareholder of Graphic is entitled to vote. Any and all dividends or other distributions declared and paid with respect to the Escrow Shares shall be deposited into escrow and shall be distributed pursuant to the Escrow Agreement.

     (e) On the Closing Date, Graphic shall issue and deliver to the Escrow Agent the Escrow Shares (including that portion of the Related Parties Shares to be held in escrow pursuant to the Note Purchase Agreement) to be held in escrow for the Escrow Period. The Escrow Shares and the dividends thereon shall be used for the purposes set forth in the Escrow Agreement, including, but not limited to: (i) repurchase certain uncollectible accounts receivable of the Company as determined under Section 2.6(c) hereof; (ii) adjust the consideration as set forth in Section 2.6 hereof; and (iii) compensate, in whole or in part, Graphic, WAC and Mercury for a breach of any representation, warranty or covenant by the Company or the Stockholder.

     (f) During the Escrow Period no party to the Escrow Agreement shall be entitled to sell, pledge, hypothecate, assign or otherwise dispose of any Escrow Shares; provided, however, that during the Escrow Period, the Company shall be entitled to instruct the Escrow Agent to sell shares of Graphic Stock held in escrow for the Company, provided that all of the proceeds thereof shall be held in escrow pursuant to the Escrow Agreement and be invested by the Escrow Agent in United States government securities or in money market funds which deal only in United States government securities.

     (g) It is intended that the acquisition of the Assets shall constitute a reorganization within the meaning of Section 368 (a)(1)(C) of the Code and that this Agreement constitutes a "plan of reorganization" for purposes of Section 368 of the Code.

     2.5  Closing; Closing Date; Effective Date.  Contemporaneously with the
          -------------------------------------
execution and delivery of this Agreement and the execution, delivery and performance of the Note Purchase Agreement, a closing (the "Closing") will be held on June 10, 1996, (the "Closing Date") at the offices of Johnson, Grusin, Kee & Surprise, or at such other time and place as the parties shall mutually agree. The transactions contemplated in this Agreement shall be deemed effective on and as of the close of business on May 31, 1996 (the "Effective Date").

     2.6  Adjustment of Graphic Stock.
          ---------------------------

     (a) Within 30 days following the Closing Date, the Stockholder shall prepare and deliver to Mercury: (i) an unaudited balance sheet of the Company dated as of May 31, 1996 (the "Preliminary Closing Balance Sheet"), which shall be prepared in accordance with generally accepted accounting principles consistently applied and which shall include the Net Book Value of the Company as of the Effective Date (the "Estimated Net Book Value"); and (ii) a schedule (the "Financial Schedule") setting forth any proposed adjustment to the number of shares of Graphic Stock issuable in the Reorganization or pursuant to the Note Purchase Agreement based upon the difference between the Net Book Value of the Company shown on the Interim Balance Sheet and the Estimated Net Book Value; provided, however, that accounts receivable may subsequently be valued in the manner described in Section 2.6(c)(ii) hereof.

     (b) Graphic shall, at its expense, cause its certified public accountants, Kanes Benator & Company, L.L.C., to conduct an audit of the Preliminary Closing Balance Sheet of the

Company (the "Closing Audit"). The Closing Audit shall be completed and delivered to the Stockholder within sixty (60) days after the receipt of the Preliminary Closing Balance Sheet, provided that the Stockholder shall fully cooperate with Graphic and its auditors in completing the Closing Audit. The audited closing balance sheet as of May 31, 1996, resulting from the Closing Audit (the "Closing Balance Sheet") shall be prepared in accordance with generally accepted accounting principles consistently applied. The results of the Closing Audit shall be final, binding and conclusive on all parties hereto unless the Stockholder shall have notified Mercury and Graphic in writing within thirty (30) days of receipt of the Closing Balance Sheet that he disputes any of the adjustments or entries set forth on the Closing Balance Sheet. In the event the Stockholder notifies Mercury and Graphic of any such dispute, and the parties cannot resolve such dispute within thirty (30) days after Mercury and Graphic receive such notice, the parties shall submit such disputes to the accounting firm of Price Waterhouse & Co. ("PW") for resolution. All parties shall cooperate fully with PW in such firm's review and investigation of such disputes; including, without limitation, divulging and delivering to PW all such records, data, work papers, documents, computer discs and other information as PW may request. PW's decision regarding any such disputes shall be final, binding and conclusive on the parties and shall have the same force and effect as an arbitration award issued in accordance with a formal arbitration proceeding. Such decision may be enforced and entered as a judgment in any proceeding brought to enforce such decision and the parties hereby acknowledge and agree that PW's decision shall have the same effect as a final judgment.
The liability of the Company or the Stockholder for matters identified in the Closing Audit shall not extend beyond the amounts determined through the Closing Audit, or through the decisions of PW in connection with any disputes arising from the Closing Audit; provided, however, that such limitation shall not apply to the extent that any such matters also give rise to a claim or claims for indemnification by Graphic, WAC or Mercury hereunder. In that event, Graphic, WAC or Mercury shall be entitled to recover pursuant to such indemnification only those amounts for which Graphic, WAC or Mercury have not been fully compensated through the Closing Audit. The fees and expenses of PW shall be borne by the party whose position in such dispute resolution proceeding does not prevail. In the event it is not possible to determine which position prevails, PW shall allocate its fees and expenses among the parties in reasonable relation to the substantive decision.

     (c) The consideration to be paid to the Company for the Assets shall be adjusted, dollar for dollar, as follows: (i) upward or downward, by the amount by which the Net Book Value of the Company as shown on the Closing Balance Sheet, is more or less (whichever is the case) than the Net Book Value of the Company as shown on the Interim Balance Sheet; (ii) downward, by the face value of any accounts or notes receivable of the Company which are (A) shown on the Closing Balance Sheet, (B) in excess of any bad debt reserve provided for in the Closing Balance Sheet, and (C) remain uncollected one hundred and eighty
(180) days after the date of the Closing Balance Sheet; (iii) downward, dollar for dollar, to the extent that (A) any finished goods or work-in-process inventory on hand at Closing shall remain on hand eleven (11) months after the Effective Date (less the gross profit received from sales of any such inventories during such eleven month period; however, in no event shall such gross profit reduce the adjustment to less than zero); or (B) any raw material inventory on hand at the Effective Date and remaining on hand eleven (11) months after the Effective Date; or (C) any inventory sold prior to the Effective Date is returned to WAC within eleven months after the Effective Date; with the values of such finished goods inventory for purposes of this provision being equal to the value thereof as shown on the Closing Balance Sheet and with the value of such returned inventory being equal to the amount of credit provided to the customer which initially purchased such inventory in accordance with the Company's historical practice or the amount of credit negotiated by WAC with such customer; (iv) downward, by an amount equal to any loss, damage, cost or expense (including, but not limited to, reasonable attorney's fees and court costs) incurred by Graphic, WAC or Mercury as a result of the breach of any representation, warranty or covenant of the Company or of the Stockholder contained herein, in the schedules attached hereto, in the Secretary's Certificate, in the Employment Agreement, in the Indemnification Agreement or in the Escrow Agreement.

     (d) If the Net Book Value set forth in the Closing Balance Sheet exceeds the amount set as shown on the Interim Balance Sheet, Graphic shall issue to the Company additional consideration in the form of Graphic Common Stock determined
by dividing the amount of such excess by the Market Value Per Share.   If any
additional shares of Graphic Common Stock are issued pursuant to these adjustments, such shares shall be issued to the Escrow Agent to be held pursuant
to the Escrow Agreement.   If the Net Book Value set forth in the Closing
Balance Sheet is less than the amount set forth as shown on the Interim Balance Sheet, the Company and the Related Parties shall pay WAC the amount of any such deficiency in the form of cash or Graphic Common Stock determined by dividing the amount of such deficiency by the Market Value Per Share. The Company and the Related Parties shall pay WAC that portion of such additional consideration as corresponds to the proportionate interest of the Company and the Related Parties as is set forth on Schedule 2.3 hereto. Any payment in the form of Graphic Common Stock under this Section 2.6(d) shall be made by rounding the number of shares of Graphic Common Stock to the closest whole number and no fractional shares shall be paid or payable. Payment by the Company or the Related Parties of any deficiencies hereunder may be made in cash or with shares of Graphic Stock, and if with Graphic Stock, shall first be made from the Escrow Shares, and if such payment through Escrow Shares is not sufficient to fully pay such deficiencies, then payment shall be made from other shares of Graphic Stock held by the Company and the Related Parties. Any deficiency not satisfied with Graphic Stock shall be paid in cash by the Company and the Related Parties.

     (e) Nothing in this Section 2.6 shall in any way limit or decrease the liability of the Company, the Stockholder or the Related Parties (except to the extent of any recovery hereunder) to Graphic, WAC and Mercury for any default or breach of this Agreement, the Note Purchase Agreement or the documents mentioned in Section 2.6(c)(iv) above.

     (f) In the event there is a reduction in the consideration to be paid the Company or the Related Parties as set forth in this Agreement, or in the Note Purchase Agreement the amount of such reduction shall be first paid to WAC from the Escrow Shares in accordance with the Escrow Agreement, and if the Escrow Shares are not sufficient to pay such deficiency, the Company, the Stockholder and the Related Parties shall remain jointly and severally liable therefor. Such payment from the Escrow Shares however, shall not be the exclusive remedy of Graphic, WAC or Mercury for the payment of such reduction.

     (g) WAC agrees to use its reasonable efforts, following the Effective Date, to collect, in the ordinary course of business, all of the accounts or notes receivable of the Company shown on the Closing Balance Sheet. Any accounts receivable that are subject to adjustment in consideration pursuant to Section 2.6(c)(ii) above, shall be assigned to the Company following such adjustment in consideration of $1.00.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE STOCKHOLDER

     The Company and the Stockholder, jointly and severally, represent and warrant to WAC, Mercury and Graphic as follows:

     3.1  Organization; Power; Qualification.  The Company is a corporation duly
          ----------------------------------
organized, validly existing and in good standing under the laws of the State of Tennessee. The Company has no subsidiaries and is not a party to any joint venture or other entity nor a partner of any partnership. The Company has the corporate power and authority to own or lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing and authorized to do business as a foreign corporation in each jurisdiction set forth on Schedule 3.1, which constitutes each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization.

     3.2  Authority.  The execution and delivery of this Agreement by the
          ---------
Company and Stockholder constitute valid and legally binding obligations of the Stockholder and the Company, as the case may be, enforceable in accordance with its terms. The execution and delivery of the Ancillary Agreements by the Stockholder will constitute the valid and legally binding obligation of the
Stockholder, enforceable in accordance with their respective   terms.   All
corporate action required to be taken by the Company, including action by its shareholders, to authorize and approve the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated herein and therein has been duly and validly taken.

     3.3  Capital Structure.  The authorized capital stock of the Company
          -----------------
consists of 1000 shares, $1.00 par value, common voting stock, of which 500 shares are issued and outstanding and owned by the Stockholder. The Company has no treasury shares. All of the shares of the Company's stock issued and outstanding as of the date hereof are duly authorized, validly issued and fully
paid and nonassessable.   There are no warrants, rights, options, subscriptions
or agreements to issue shares of any class of capital stock, securities convertible into capital stock or property of the Company or other securities of the Company. There is not any liability for or dividends declared or accumulated but unpaid with respect to the Company's capital stock. Since the date of the Company's incorporation, the Company has not directly or indirectly redeemed, purchased or otherwise acquired any shares of its capital stock. All shares of the Company's capital stock have been issued in compliance with applicable and available exemptions from the registration requirements of the Act and applicable state securities laws.

     3.4  Title to Shares.  The Stockholder owns all of the Shares and has good,
          ---------------
valid and marketable title to the Shares, free and clear of any and all liens, options, contracts, calls, commitments, demands, encumbrances, equities, pledges or claims whatsoever except as set forth on Schedule 3.4 hereto.

     3.5  No Third Party Options.  There are no existing agreements, options,
          ----------------------
commitments or rights with, of or to any person to acquire any securities of the Company or any of the Company's assets, properties, or rights, other than this Agreement.

     3.6  Compliance with Laws and Validity of Contemplated Transactions.  The
          --------------------------------------------------------------
execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and the Stockholder in accordance with their respective terms and the consummation of the transactions contemplated herein or therein does not and will not (a) violate any law applicable to the Company, or the Stockholder; (b) conflict with, result in a breach of, or constitute a default under the Articles of Incorporation or bylaws of the Company or under any indenture, agreement, or other instrument to which the Company or the Stockholder is a party or by which they or any portion of their respective properties may be bound; or (c) result in or require the creation or imposition of any lien upon or with respect to any property now owned or hereafter acquired by the Company, or of the Stockholder. No authorization, approval, or consent of, and no registration or filing with, any governmental or regulatory official body or authority is required in connection with the execution, delivery or performance by the Stockholder or the Company of this Agreement or the Ancillary Agreements.

     3.7  Financial Statements.
          --------------------

     (a) The Financial Statements (i) are in accordance with the books and records of the Company; (ii) present fairly the assets, liabilities and financial condition of the Company as of the respective dates indicated and the results of operations for the respective periods indicated; (iii) with respect to the determination of Net Book Value, have been prepared in accordance with generally accepted accounting principles consistently applied; and (iv) reflect adequate reserves for all known liabilities and reasonably anticipated losses. The accounting and financial records of the Company have been prepared and maintained in accordance with sound business practices.

     (b) The accounts receivable shown on the Interim Balance Sheet or acquired by the Company after the date thereof are or will be, acquired or created only in the ordinary course of business and represent or will represent bona fide transactions completed in accordance with the terms and provisions contained in
any documents related thereto.   All accounts receivable shown on the Interim
Balance Sheet or acquired after the date thereof are fully collectible and free and clear of any and all liens, claims, charges, encumbrances, security interests or other rights against such accounts receivable in favor of others. There are no setoffs, counterclaims or disputes asserted or conditions precedent to payment therefor with respect to any such account receivable, no discount or allowance from any such account receivable has been made or agreed to and, no account receivable represents billings prior to actual shipment of goods, including "bill and hold" accounts. Except as set forth on Schedule 3.7, the Company has made no sales on consignment or subject to return. Schedule 3.7 shall contain a list of any such consignment or subject to return sales, with a description of the terms and conditions thereof. The Company has established a bad debt reserve, as shown on the Interim Balance Sheet and there is no fact or circumstance which would impair the validity or collectibility of any accounts receivable in an amount in excess of such bad debt reserve.

     (c) Except as set forth on Schedule 3.7(c) all inventories, including raw materials, work-in-process and finished goods, reflected on the Interim Balance Sheet or acquired thereafter, (i) are in good condition, consist and will consist of materials and supplies, of a quality and quantity which are usable or salable in the ordinary course of business, (ii) are located on the regular business premises of the Company, (iii) are owned by the Company free of any liens, claims, charges, encumbrances, security interests or other rights to or against such inventories in favor of others; (iv) have been or will be acquired by in bona fide transactions entered into in the ordinary course of business; and (v) no material portion thereof is obsolete, damaged or unusable in the ordinary course of the Company's business and are valued at the lower of cost or net realizable market value thereof. None of such inventory is held on consignment.

     (d) The representations and warranties set forth above in this Section 3.7 shall apply with equal force and effect to the Preliminary Closing Balance Sheet and to the Closing Balance Sheet and shall be deemed given and made contemporaneously with the delivery thereof.

     3.8  Tax and Other Returns and Reports.
          ---------------------------------

     (a) All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by the Company, or by the Stockholder with respect to the business of the Company (the "Tax Returns") in connection with any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions with respect to the business of the Company, (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) (the "Taxes") have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities for Taxes for the periods, property or events covered thereby. All Taxes, including, without limitation, those which are called for by the Tax Returns have been properly paid or accrued in the Financial Statements including, without limitation, deferred taxes accrued in accordance with generally accepted accounting principles. The Company has not received any notice of any assessment, tax examination, tax claim or proposed assessment in connection with any Tax Returns, and there are not pending tax examinations of or tax claims asserted with respect to the Company. There is no currently outstanding or effective extension or waiver of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no tax liens (other than any lien for current taxes not yet due and payable)
on any of the assets or properties of the Company.   The Stockholder has no
knowledge of any basis for any additional assessment of any Taxes.

     (b) The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     3.9  Personal Property.
          -----------------

     (a) Schedule 3.9(a) contains an accurate and complete, in all material respects, list of all machinery, vehicles and equipment and other items of personal property owned by the Company including a description of the location of such personal property. Except as set forth on Schedule 3.9(a), the Company, has good title to all such items, free and clear of all liens, claims, charges, security interests and other encumbrances of any kind or nature. All such items of personal property are adequate for the continued operation of the business of the Company as it is presently being conducted, and the Company has not received any written notification or advice that any of such personal property does not conform to all applicable laws, ordinances, codes, rules, regulations and authorizations relating to their construction, use or operation.

     (b) Schedule 3.9(b) contains an accurate and complete list of all leases for machinery, vehicles, equipment or other items of personal property leased by the Company. Each of the leases disclosed in Schedule 3.9(b) is in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time, or both, would constitute a default thereunder. All items of leased personal property are adequate for the continued operation of the business of the Company as it is presently being conducted and the Company has not received any written notification or advice that any of such personal property does not conform to all applicable laws, ordinances, codes, rules, regulations and authorizations relating to their construction, use or operation. The continuation, validity and effectiveness of the personal property leases will in no way be affected by the transactions contemplated by this Agreement.

     3.10  Real Property.
           -------------

     (a) The Company does not own any real property.

     (b) The Lease is in full force and effect and the Company is not in default with respect thereto. The Company is not aware of any default under the Lease by the landlord. Except for the Lease, the Company leases no other real property.

     3.11  Intellectual Property.  Schedule 3.11 contains an accurate and
           ---------------------
complete list of all trade names, trademarks, trade styles and service marks, patents, patent applications, copyrights, copyright applications, trademark registrations and trademark applications (the "Intellectual Property") used or useful in the Company's business that are owned by or registered in the name of the Company or to which the Company has any rights as licensee or otherwise, giving in each case a brief description of the terms of such license or other arrangement. The Company has not infringed or made any unlawful use or received notice of any such claimed infringement or unlawful use of any such Intellectual Property. The Company has not received any notice that the manufacture, use or sale by the Company of its products, or any component or part thereof, nor any manufacturing operation or machinery employed by the Company, nor any service rendered by the Company violates or infringes upon any claims of any United States or foreign patent or patent application owned or held by any third party. The Company owns (or possess adequate and enforceable rights to use without payment of royalties) all Intellectual Property necessary for the conduct of, or used in, the business as the same is presently being conducted.

     3.12  Insurance.  Schedule 3.12 contains a list and brief description of
           ---------
the policies of fire, liability and other forms of insurance owned or held by the Company, or in which the Company is named as an insured party. The properties and business of the Company of an insurable nature are insured to the extent and against such risks customarily insured against by corporations of similar size and in similar businesses. All policies listed on Schedule 3.12 will be outstanding and in full force and effect on the Closing Date, and there does not exist, and will not exist as of the Closing Date, any claims with respect to such policies.

     3.13  Litigation.  Except as set forth on Schedule 3.13, there is no
           ----------
litigation, arbitration or other similar proceeding pending or, to the Knowledge of the Stockholder, threatened against or affecting the Company, its respective properties or its rights or which pertains to the transactions contemplated by this Agreement. The Stockholder does not know of any reasonably likely basis for any such litigation, arbitration or similar proceeding, the result of which would adversely affect the Company, or the transactions contemplated hereby. Neither the Stockholder nor the Company is a party or subject to the provisions of any judgment, order, writ, injunction decree or award of any court, arbitrator, or governmental or regulatory official body or authority which may adversely affect the Company, its business or the transactions contemplated hereby.

     3.14  Compliance with Laws.  The Company is not  in default under any order
           --------------------
of any court, governmental authority or arbitration board or tribunal, or under any laws, ordinances, governmental rules or regulations to which it is subject. The Company has obtained all licenses, permits, easements, rights, applications, registrations, filings and franchises or other governmental authorizations ("Authorizations") necessary for the ownership or operation of its properties or the conduct of its business. Set forth on Schedule 3.14 is a complete list of all such Authorizations. The Company is not in default or has received any notice of any claim of default with respect to any such Authorization. All of such Authorizations are renewable in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by consummation of the transactions contemplated hereby.

     3.15  Environmental Matters.
           ---------------------

     (a) The operations of the Company have been in the past and are now in compliance in all material respects with all federal, state and local laws, statutes, rules, regulations, ordinances, codes, orders, decrees, judgments and all other governmental requirements and restrictions, now in existence or hereafter amended or promulgated, relating to pollution, contamination or protection of the environment or public or employee health or safety (the "Environmental Laws") including, without limitation, those relating to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S) 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. (S) 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.
(S) 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. (S) 1251 et seq., the Safe Water Drinking Act, 42, U.S.C. (S) 300f-300j, the Clean Air Act, 42 U.S.C. (S) 7401 et seq., the Occupational Safety and Health Act, and all other statutory and common law (including, without limitation, nuisance, trespass, negligence and toxic torts).

     (b) Neither the Company nor the Stockholder has been notified or has any Knowledge that the Company is in violation of any Environmental Laws or that the Company may be potentially responsible or otherwise liable under any Environmental Laws. Neither the Company nor the Stockholder has received any requests for information, notices, pleadings or other documents (including, without limitation, consent orders, consent decrees, judgments, orders, complaints or injunctions) relating to (i) the Environmental Laws, (ii) environmental protection or health or safety matters, or (iii) any statutory or common law theory of liability involving environmental or health or safety matters.

     (c) The Company has had in the past and presently have all governmental permits, licenses, consents, approvals and authorizations relating to environmental protection or health or safety matters (the "Environmental Permits") necessary to conduct its business. The Company has been in the past and is presently in compliance with all the Environmental Permits (including, without limitation, any information provided on the applications therefor and all restrictions or limitations therein) and have made all appropriate filings for issuance or renewal of all the Environmental Permits.

     (d) No use, storage, treatment, generation recycling, disposal, releases, threatened releases, handling, burial or placement of any materials regulated under any Environmental Laws has occurred in the past or is presently occurring on any property, building or other structure currently or formerly owned, leased, operated or otherwise used by the Company other than in compliance with applicable Environmental Laws; and, no materials regulated under any Environmental Laws have been in the past or are presently on any property, building or other structure currently or formerly owned, leased, operated or otherwise used by the Company other than in compliance with applicable Environmental Laws.

     (e) No under or above ground tanks have been in the past or are presently on, in, at, under, over or about any property, building or other structure currently or formerly owned, leased, operated or otherwise used by the Company.

     (f) The Company has not used any waste disposal site or otherwise disposed of, transported, or arranged for the transportation of any material regulated under any Environmental Laws in violation of any Environmental Laws. The Company has not received any notice of any violation thereof.

     (g) To the Knowledge of the Stockholder, there are no past or present conditions, events, circumstances, facts, activities, incidents, actions, omissions or plans: (i) that may interfere with or prevent continued compliance with Environmental Laws and Environmental Permits; or (ii) that give or may give rise to any liability or other obligation under any Environmental Laws; or (iii) that form or may form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving the Company, based on or related to any Environmental Laws or Environmental Permits.

     (h) No lien exists, and, to the Knowledge of the Stockholder, no condition exists which could result in filing a lien, under any Environmental Laws against any property owned, leased, operated or otherwise used by the Company.

     (i) Except as set forth on Schedule 3.15, there are no PCB's or asbestos located at or on any property owned or leased by the Company.


     3.16  Absence of Changes.  Since October 31, 1995, except as described on
           ------------------
Schedule 3.16 and except as Graphic may have consented to in writing, there has not been any transaction or occurrence in which the Company has: (a) issued or delivered any stock or other securities or granted any options or rights to purchase any securities; (b) borrowed any amount or incurred any material liabilities (absolute or contingent), except in the ordinary course of business;
(c) made any loans or extended any credit to any individual or entity except in the ordinary course of business; (d) discharged or satisfied any lien or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the Interim Balance Sheet or current liabilities incurred since such date in the ordinary course of business; (e) declared any dividend or made any payment (excluding regular compensation which shall not have changed since October 31, 1995 or distribution to the Stockholder or purchased or redeemed any shares of its capital stock or other securities (except for distributions permitted by Section 5.1(i) herein); (f) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens for current real property taxes not yet due and payable; (g) sold, assigned or transferred any of its tangible assets, except for sale of inventory in the ordinary course of business, or entered into any discussions or negotiations for the sale, assignment or transfer of any such assets, or canceled any debts or claims other than normal adjustments to customer accounts in the ordinary course of business and which, in the aggregate do not exceed $5,000; (h) sold, assigned or transferred any patents, trademarks, trade names, copyrights, or other Intellectual Property; (i) suffered any material adverse change in its business or financial position; (j) made any change in its accounting policies or practices; (k) made any change in employee compensation;
(l) entered into any transaction with a Stockholder, director, officer or employee of the Company or any member of such person's immediate family; or (m) entered into any transaction other than in the ordinary course of business or as otherwise contemplated hereby.

     3.17  Absence of Undisclosed Liabilities.
           ----------------------------------

     The Company has no Undisclosed Liabilities.

     3.18  Assets.  The Company owns or leases all equipment, furniture,
           ------
fixtures, and other personal property and assets necessary for the continued operation of its businesses as presently conducted. All the fixed assets of the Company are in good working order and condition, normal wear and tear excepted.

     3.19  Employees.  Schedule 3.19 contains a true and complete list of all
           ---------
employees of the Company, their salaries or wage rates, accrued vacation and their location of employment as of May 1, 1996, and a description of all pension, profit sharing, bonus, medical benefits, group insurance programs or similar arrangements in effect for employees of the Company. The Company is not in default with respect to any of its obligations relating to salaries, wages or group insurance programs in respect of its employees.

     3.20  Employee Benefit Plans.
           ----------------------

     (a) The Company has no Plans or Other Benefit Obligations except as set forth on Schedule 3.20.

     (b) The Company has complied, and currently is in compliance, in all material respects with the applicable provisions of ERISA and the Code with
respect to each Company Plan. and all Other Benefit Obligations.   Without
limiting the foregoing:

     (A) No transaction prohibited by ERISA (S) 406 and no "prohibited transaction" under IRC (S) 4975(c) has occurred with respect to any Company Plan.

     (B) The Company has no liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the Code.

     (C) The Company has no liability to the PBGC with respect to any Plan or has any liability under ERISA (S) 502 or (S) 4071.

     (D) All filings required by ERISA and the Code as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided.

     (E) All contributions and payments made or accrued with respect to all Company Plans, Other Benefit Obligations, and VEBAs are deductible under Code
(S) 162 or (S) 404. No amount, or any asset of any Company Plan or VEBA, is subject to tax as unrelated business taxable income.

     (c) The Company has not maintained, adopted or established, contributed to or been required to contribute to, or otherwise participated in or been required to participate in, any multiemployer plan or any employee benefit plan or other program or arrangement subject to Title IV of ERISA;

     (d) The Company has performed all of its obligations under the Company Plans and Other Benefit Obligations and VEBA's. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans, VEBAs and Other Benefit Obligations that have accrued but are not due.

     (e) No statement, either written or oral, has been made by the Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to the Company.

     (f) Each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

     (g) Since October 31, 1995, there has been no establishment or amendment of any Company Plan, VEBA, or Other Benefit Obligation.

     (h) No event has occurred or circumstance exists that could result in a material increase in premium costs of any Plans and Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

     (i) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving any Company Plan, Other Benefit Obligation, or VEBA is pending or, to the Knowledge of the Company or the Stockholder is threatened.

     (j) No Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of Code (S) 401(a).

     (k) Each Qualified Plan of the Company is qualified in form and operation under Code (S) 401(a); each trust for each such Plan is exempt from federal income tax under Code (S) 501(a).

Each VEBA is exempt from federal income tax. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

     (l) The Company and each ERISA Affiliate has met the minimum funding standard, and has made all contributions required, under ERISA (S) 302 and Code
(S) 402.

     (m) No Company Plan is subject to Title IV of ERISA.

     (n) The Company has paid all amounts due to the PBGC pursuant to ERISA
 (S) 4007.

     (o) The Company or any ERISA Affiliate has not ceased operations at any facility or has not withdrawn from any Title IV Plan in a manner that would
subject any entity  to liability under ERISA  (S) 4062(e),    (S) 4063, or  (S)
4064.

     (p) The Company or any ERISA Affiliate has not filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstances exists that may constitute grounds under ERISA (S) 4041 for the termination of, or the appointment of a trustee to administer, any Company Plan.

     (q) No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA (S) 307 or Code (S)401(a)(29).

     (r) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; and no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

     (s) No reportable event (as defined in ERISA (S) 4043 and in regulations issued thereunder) has occurred.

     (t) Except to the extent required under ERISA  (S) 601 et seq.  and Code
(S)4980B, the Company does not provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

     (u) No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under
Code (S)280G or (S)4999; nor will the Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

     (v) The consummation of the Merger will not result in the payment, vesting, or acceleration of any benefit.

     3.21  Labor Matters.
           -------------

     (a) The Company is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. In the past five years, the Company has not experienced any attempt by organized labor or its representatives to make the Company conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Company. There is no labor strike, slow-down or other work stoppage or labor disturbance pending or, to the Knowledge of the Company or the Stockholder, threatened, against the company nor is any grievance currently being threatened or asserted, and in the past five years the Company has not experienced a strike, slow-down or other work stoppage or other labor disturbance or difficulty. The Company is in compliance in all material respects with all applicable laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours and has not engaged in any unfair labor practice.

     (b) The Company is in compliance with all laws relating to employment, equal opportunity, nondiscrimination, immigration, wage and hour, occupational safety and health and plant closings. Schedule 3.21 contains a complete and accurate list of all claims brought by employees against the Company in the past three (3) years, including, without limitation, (i) workers compensation claims;
(ii) claims brought by employees before the Equal Employment Opportunity Commission; (iii) claims brought by employees under the Americans with Disabilities Act, 49 U.S.C. (S) 1201.01 et seq.; (iv) claims brought by employees under the Age Discrimination in Employment Act 29 U.S.C. (S) 621 et seq.; (v) charges brought by employees before the National Labor Relations Board under the National Labor Relations Act, 29 U.S.C. (S) 151 et seq.; (vi) charges brought against the Company by the Occupational Safety and Health Administration or complaints filed against the Company by employees with such administration;
(vii) claims brought by employees under the Occupational Safety and Health Act, 29 U.S.C. (S) 651 et seq.; (viii) claims brought by employees under the Fair Labor Standards Act before the Department of Labor, 29 U.S.C. (S) 201 et seq.; or (ix) claims brought by employees asserting violations of state law or state common law.

     3.22  Contracts and Commitments.
           -------------------------

     (a) Schedule 3.22 sets forth an accurate and complete list of each Contract, true and complete copies of which have been previously provided to Graphic or Mercury, which is a:

     (i) Contract for employment, or a non-competition agreement with any present or former employee of the Company:

     (ii)   Contract with any labor union or other representative of employees;

     (iii)  Contract for the lease or use of equipment or any real property;

     (iv) Contract for the purchase of goods or services in amounts exceeding $5,000;

     (v) Contract for the sale, production or supply of goods or services (other than purchase orders in amounts not exceeding $10,000);

     (vi) Distributor, sales agency or vendor Contract or any franchise or license agreement;

     (vii) Note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement, or other Contract for borrowing or lending of money, or agreement or arrangement for a line of credit or guaranty, pledge, or undertaking of the indebtedness of any other person;

     (viii) Contract under the terms of which the Company is, directly or indirectly, liable upon or with respect thereto or is obligated in any other way to provide funds with respect of, or to guaranty or assume, any debt or obligation of any other person or entity, except endorsements made in the ordinary course of business in connection with the deposit of items for collection; or

     (ix) Contract upon which the business, rights or assets, or condition, financial or otherwise, of the Company depends or is materially affected.

     (x) Contract for the provision of services by any individual or entity in excess of $10,000 (including, but not limited to, any Contracts with attorneys, accountants, consultants or contractors).

     (b) Each of the Contracts listed in Schedule 3.22 is in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute a default thereunder. None of the Contracts listed in Schedule 3.22, in the reasonable opinion of the Stockholder contains any provision with which there is a reasonable likelihood the Company or any other party thereto will be unable to comply. Except as reflected in such Schedule 3.22, the continuation, validity and effectiveness of the Contracts, and all other material terms thereof, will in no way be affected by the transactions contemplated by this Agreement. None of the Contracts listed in Schedule 3.22 requires the consent of any party to its assignment in connection with the transactions contemplated hereby except those consents which have been obtained.

     (c) There exists no actual or, to the Knowledge of the Stockholder, threatened termination, cancellation or limitation of, or any modification or change in: (i) the business relationship of the Company with any customer or group of customers of the Company whose purchases individually or in the aggregate are material to the operations and financial condition of the Company,
(ii) the business relationship of the Company with any material supplier to the Company, or (iii) the relationship between the Company and any of its employees not occurring in the ordinary course of business.

     3.23  Banks.  Schedule 3.23 lists all banks or other financial institutions
           -----
with which the Company has an account, line of credit or safe deposit box and the account numbers thereof and names of persons authorized to act in connection therewith.

     3.24  Transactions with Affiliates.  Except as set forth in Schedule 3.24,
           ----------------------------
no Stockholder or any officer, director or employee of the Company, or any member of their immediate families or any other of their affiliates, has had, during the past three years, a relationship or an ownership interest in any corporation or other entity that is or was during the past three years a party to any Contract, agreement, business arrangement or relationship with the Company.

     3.25  Corporate Names.  The Company has not, during the preceding five
           ---------------
years, been known as or used, directly or through any predecessor, affiliate or any acquired entity, any other corporate or fictitious name.

     3.26  Customer Relations.  The relations with customers or suppliers of the
           ------------------
Company are continuing in good order, and there are no known outstanding disputes with customers or suppliers.

     3.27  Consents.  Except as listed on Schedule 3.27 hereto, no consent,
           --------
approval or authorization of any governmental authority or other persons or entities is required in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements on the part of the Company or the Stockholder or the consummation of the transactions contemplated herein and therein.

     3.28  Broker's or Finder's Fees.  Neither the Company  nor the Stockholder
           -------------------------
nor any of the directors, officers or employees of the Company has employed any broker, agent or finder or incurred any liability for brokerage fees, agents' commissions or finder's fees in connection with the transactions contemplated by this Agreement.

     3.29  Securities Representations.
           --------------------------

     (a) The Stockholder either alone or with his purchaser representative has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of obtaining the Graphic Stock and making an investment in Graphic. No assurances have been made as to the future income or success of Graphic. The Stockholder has had an opportunity to ask questions and receive answers from the officers and directors of Graphic concerning Graphic and the terms and conditions of his investment in Graphic.

     (b) The Stockholder has not received any representations or warranties, other than those set forth in this Agreement, from the officers, directors, affiliates, agents or representatives of Graphic in making his decision to exchange his capital stock in the Company as set forth herein, and the Stockholder is relying solely on the information contained in this Agreement, and personal investigation.

     (c) The Stockholder is presently a bona fide resident of the State of Tennessee and has no present intention of becoming a resident of any other state or jurisdiction.

     (d) The Stockholder has carefully evaluated his financial resources and investment position and the risks associated with his investment in Graphic and acknowledges that he is familiar with and able to bear any economic risk of such investment.

     (e) The Stockholder understands and agrees that the Graphic Stock will be issued to him without registration under any state or federal law relating to the registration of securities, except as set forth in Article 8 herein and will be issued in reliance on exemptions from registration under appropriate state and federal laws and that reliance by Graphic on such exemptions is predicated in part on the representations set forth in this Section 3.29. The Stockholder is acquiring the Graphic Stock for his own account, to hold for investment, and with no present intention of dividing his participation with others or reselling or otherwise participating, directly or indirectly, in the distribution thereof and shall not make any transfer, sale, or other disposition thereof: (i) other than pursuant to an effective registration under applicable state securities laws or in a transaction which is otherwise in compliance with those laws; (ii) other than pursuant to an effective registration under the Act or a transaction otherwise in compliance with the Act; and (iii) in a manner so that the disposition of such stock does not cause the transactions contemplated by this Agreement to fail to qualify as a reorganization under Section 368 of the Code.

     (f) The Stockholder has not received any public solicitation or advertisement concerning an offer to sell Graphic Stock.

     3.30  Correctness of Representations.  No representation or warranty of the
           ------------------------------
Stockholder in this Agreement or in any statement, certificate or schedule furnished by the Company or the Stockholder pursuant hereto, contains or, on the Closing Date will contain, any untrue statement of a material fact or omits or, on the Closing Date will omit, to state any material fact necessary in order to
make the statements contained therein not misleading.    All such statements,
representations, warranties, certificates and schedules will be true and complete on and as of the Closing Date as though made on that date. True copies of all deeds, title insurance policies, mortgages, indentures, notes, plans, Contracts and other instruments listed on or referred to, or otherwise related to any item referred to, in the schedules delivered or furnished to Mercury pursuant to this Agreement have been delivered to or have been made available to or will be made available for inspection by Graphic, Mercury and their advisors and representatives.

                                   ARTICLE 4
           REPRESENTATIONS AND WARRANTIES OF WAC, MERCURY AND GRAPHIC

     WAC, Mercury and Graphic, jointly and severally, represent and warrant to the Company and the Stockholder as follows:

     4.1  Organization; Power; Qualification.   Each of WAC, Mercury and Graphic
          ----------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation. Each of WAC, Mercury and Graphic has the corporate power and authority to own or lease and operate its properties to carry on its business as now being conducted, and is duly qualified and in good standing and authorized to do business as a foreign corporation in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization.

     4.2  Authority.  Each of WAC, Mercury and Graphic has the corporate power
          ---------
and has taken all necessary corporate action to authorize WAC, Mercury or Graphic, as the case may be, to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of WAC, Mercury and Graphic of this Agreement and the Ancillary Agreements to which it is a party constitutes the valid and legally binding obligation of WAC, Mercury or Graphic, as the case maybe, enforceable in accordance with their respective terms.

     4.3  Compliance with Laws and Validity of Contemplated Transactions.  The
          --------------------------------------------------------------
execution, delivery and performance of this Agreement and the Ancillary Agreements by Graphic, WAC and Mercury in accordance with their respective terms and the consummation of the transactions contemplated hereby does not and will not (a) violate any applicable law, (b) conflict with, result in a breach of, or constitute a default under their respective Articles of Incorporation or By-Laws or under any indenture, agreement or other instrument to which either of them is a party or by which they or any of their properties may be bound; or (c) result in or require the creation or imposition of any lien upon or with respect to any material property now owned or hereinafter acquired by Graphic, WAC or Mercury. No authorization, approval, or consent of and no registration or filing with, any governmental or regulatory official body or authority is required in connection with the execution, delivery or performance by Graphic, WAC or Mercury of this Agreement.

     4.4  Graphic Stock.  Each share of Graphic Stock, when issued and delivered
          -------------
as contemplated by this Agreement and the Escrow Agreement, will be duly authorized, validly issued, fully paid and non-assessable. None of the Graphic Stock is subject to any liens or other rights, and there are no options, warrants, purchase agreements, put agreements, call agreements or other agreements to which Mercury, WAC or Graphic is a party which relate to or affect the transfer of the Graphic Stock.

     4.5  Broker's or Finders Fees.  None of  Graphic, WAC  or Mercury or any
          ------------------------
director, officer or employee of Graphic, WAC or Mercury has employed any broker, agent or finder or incurred any liability for brokerage fees, agents' commissions or finder's fees in connection with the transactions contemplated by this Agreement.

     4.6  Graphic Reports.  Graphic has delivered to the Company and the
          ---------------
Stockholder copies of Graphic's Annual Report on Form 10-K (including the Annual Report to Shareholders) for the fiscal year ended January 31, 1996, all Quarterly Reports on Form 10-Q for fiscal year ended January 31, 1996, and Graphic's Proxy Statement for the 1996 Annual Meeting of Shareholders. As of their respective dates, none of the above-mentioned reports contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

     4.7  Litigation.  Except as set forth in the Graphic Disclosure Documents,
          ----------
there is no litigation, arbitration or other similar proceeding pending or, to the Knowledge of Graphic, threatened, against or affecting Graphic, its properties or rights or which pertains to the transactions contemplated by this Agreement and which would have a material adverse effect on Graphic or its consolidated financial condition. Graphic is not a party or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitration, or governmental or regulatory official body or authority which may adversely affect Graphic or the transactions contemplated hereby.

     4.8  Availability of Form S-3.  Graphic satisfies all of the conditions
          ------------------------
precedent for the use of Form S-3 to register for resale of the Graphic Stock as contemplated herein.

     4.9  Reporting Obligations.  Graphic has filed all periodic and other
          ---------------------
reports and information required to be filed by Graphic with the Commission pursuant to the Securities Exchange Act of 1934, as amended.

     4.10  Compliance with Laws.  To the Knowledge of Graphic, Graphic is not in
           --------------------
default under any order of any court, governmental authority or arbitration board or tribunal, or under any laws, ordinances, governmental rules or regulations to which it is subject and Graphic has not received any notice of any such default. Graphic, WAC and Mercury have obtained all licenses, permits, easements, rights, applications, registrations, filings and franchises or other governmental authorizations ("Authorizations") necessary to the ownership of their respective properties or the conduct of their respective business. None of Graphic, WAC or Mercury is in default or has not received any notice of any claim of default with respect to any such Authorization.

     4.11  No Other Representations.    None of Graphic, WAC  or Mercury has
           ------------------------
received any representations or warranties, other than those set forth in this Agreement, from the officers, directors, affiliates, agents, representatives or stockholders of the Company in making its decision to engage in the transaction contemplated herein and Graphic, WAC and Mercury are relying solely on the information contained in this Agreement and personal investigation.

     4.12  Absence of Changes.  Since January 31, 1996, and except as set forth
           ------------------
in the Graphic Disclosure Documents, Graphic has not engaged in any transactions or suffered any events which, on a consolidated basis, would have a material adverse effect upon Graphic or its consolidated financial condition.

     4.13  Correctness of Representations.  No representation or warranty of
           ------------------------------
Graphic, WAC or Mercury in this Agreement or in any statement, certificate or schedule furnished by Graphic or Mercury pursuant hereto, contains or, on the Closing Date will contain, any untrue statement of a material fact or omits or, on the Closing Date will omit, to state any material fact necessary in order to make the statements contained therein not misleading. All such statements, representations, warranties, certificates and schedules will be true and complete on and as of the Closing Date as though made on that date.

                                   ARTICLE 5
                    OBLIGATIONS AND COVENANTS OF THE COMPANY
                              AND THE STOCKHOLDER


     5.1  Conduct of  Business Prior to Closing.  From the Effective Date to the
          -------------------------------------
Closing Date, and except to the extent that Graphic, WAC and Mercury shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, the Stockholder and the Company shall have:

     (a) operated the Company's business as presently operated and only in the ordinary course, and used their best efforts to preserve intact its good will, reputation and present business organization and to preserve its relationships with persons having business dealings with it;

     (b) maintained all of the Company's properties in good order and condition, reasonable wear and use excepted;

     (c) taken all steps reasonably necessary to maintain the Company's intangible assets, including without limitation, its patents, trademarks, trade names, copyrights, licenses and any pending applications therefor;

     (d) paid the Liabilities or other obligations of the Company and collect its accounts receivable in accordance with the Company's past business practices;

     (e) complied with all laws materially applicable to the conduct of the Company's business;

     (f) not taken any action that would constitute a breach of Section 3.16 hereof;

     (g) not entered into any settlement regarding any claim, dispute or other cause of action brought against the Company by any third party except for settlements of customer disputes made by the Company in the ordinary course of business;

     (h) not sold, or otherwise disposed of, any assets of the Company other than in the ordinary course of business;

     (i) not purchased, redeemed or otherwise acquired any shares of Company Stock or pay or make any distributions with respect to any shares of Company Stock; provided, however, that the Company shall be entitled to pay to the Stockholder such amounts as may be necessary to pay his estimated 1995 federal and state income taxes due to the Company's status as an S corporation;

     (j) increased or changed the rate of compensation for any officer, director, agent or employees of the Company or paid any bonus, incentive compensation or other amount of any officer, director, agent or employee of the Company; and

     (k) submitted all Contracts to which the Company is to become a party between the date hereof and the Closing Date for approval by, or on behalf of, WAC (other than Contracts entered into in the ordinary course of business including less that $5,000 in annual payments).

     5.2  No Solicitation.  From the Effective Date to the earlier of the
          ---------------
Closing Date or termination date hereof, the Company and the Stockholder did
not,   (a) initiate, solicit or encourage any inquiries or proposals by, or (b)
enter into any discussions or negotiations with, or disclose directly or indirectly any information concerning its business and properties to, or afford any access to its properties, books and records to, any person other than Mercury in connection with any possible proposal (an "Acquisition Proposal") regarding the sale, merger, consolidation, or similar transaction with respect to the Company. The Stockholder shall notify Mercury and Graphic immediately if any discussions or negotiations are sought to be initiated or such information is requested with respect to an Acquisition Proposal.

     5.3  Notification of Changes.   The Company shall promptly notify Mercury,
          -----------------------
WAC and Graphic in writing of any material adverse change in the financial condition of the Company, the method of conducting its operations, any material damage to or loss of any property used in the business of the Company, or the institution of or the threat of institution of legal proceedings against the Company, between the Effective Date and the Closing Date.

     5.4  Tax Returns.  All Tax Returns of the Company required to be filed by
          -----------
the Closing Date, taking into account any extensions of the filing deadlines granted to the Company, that have not yet been filed prior to the date hereof (including those relating to periods after the Effective Date) shall be prepared by the Company but shall not be filed without prior examination by, or on behalf of, Mercury, WAC and Graphic. The Company shall use its best efforts to obtain all extensions of time from governmental authorities necessary to effect this provision.

     5.5  Allocation of Taxable Income to Short Period.  The Stockholder shall
          --------------------------------------------
cause the Company to close its permanent books and records (including work papers) as of the close of business on the date immediately preceding the Effective Date in accordance with Treasury Regulation 1.1502-76(b)(4)(1), in order to permit the Company's taxable income for the tax periods ending on the date immediately preceding the Effective Date to be reported determined on the basis of income shown on their permanent books and records (including workpapers).

     5.6  Other Pre-Closing Returns.
          -------------------------

     (a) The Stockholder shall cause the Company to prepare and file all federal and state income tax returns for all tax periods ending on or before the Effective Date. Such returns will be filed on the basis of the income allocations described in Section 5.5 above.

     (b) The Stockholder shall cause the Company to include the results of the Company's operations in any separate state or local income tax return for any taxable year which is due on or before the Effective Date and to file such returns on a timely basis.

     5.7  General Cooperation in Tax Matters.  After the Closing Date, the
          ----------------------------------
Stockholder and the Company shall cooperate fully with Graphic, WAC and Mercury and shall make available to Graphic and Mercury, as reasonably requested, and to any taxing authority, all information, records, or documents relating to liabilities or potential liabilities for taxes of, or related to, the Company, for all periods ending on or before the Effective Date and shall preserve all such information, records, and documents until the expiration of any applicable statute of limitations or extensions thereof.

     5.8  Compliance with Laws.  Between the Effective Date and the Closing Date
          --------------------
the Company shall have complied with all applicable laws and regulations including without limitation, those as may be required for the consummation of the transactions contemplated by this Agreement.

     5.9  Consents of Others.    To the extent that the consummation of the
          ------------------
transactions provided for herein requires the consent or approval of a third party, whether to avoid the occurrence of an event of default under any Contract, license, lease or agreement to which the Company is a party or by which its assets are bound or otherwise, or under any governmental law or regulation, the Company shall use its best efforts to obtain any such consent or approval.

     5.10  Reorganization Treatment.   The Company shall prepare and file all
           ------------------------
tax returns of the Company on the basis of treating this transaction as a reorganization pursuant to Section 368(a)(1)(C) of the Code.

                                   ARTICLE 6
                     COVENANTS OF GRAPHIC, WAC  AND MERCURY

     6.1  Release of Guaranties.    Mercury, WAC and Graphic shall each use
          ---------------------
their best efforts to cause the Stockholder to be released from any guaranties, provided that such efforts shall not include the payment of money in consideration for such release.

     6.2  Filing of NASDAQ Notice.  Graphic shall file a NASDAQ National Market
          -----------------------
Notification for Listing Additional Shares pursuant to SEC Rule 10(b)-17 as soon as practicable after the determination of the number of shares of Graphic Stock to be issued hereunder.

     6.3  General Cooperation in Tax Matters.  After the Closing Date, Graphic,
          ----------------------------------
WAC and Mercury shall cooperate fully with the Company and shall make available to the Company, as reasonably requested, and to any taxing authority, all information, records, or documents relating to liabilities or potential liabilities for taxes of, or related to, the Company, for all periods ending on or before the Effective Date and shall preserve all such information, records, and documents until the expiration of any applicable statute of limitations or extensions thereof. So long as taxable periods of, or related to the Company ending on or before the Effective Date remain open, Graphic shall promptly notify the Company in writing of any pending or threatened tax audits or assessments for which the Company has liability within thirty (30) days following the receipt by Graphic or any affiliate of notice of such pending or threatened audit or assessment.

     6.4  Notification of Changes.  Graphic, WAC  and Mercury shall promptly
          -----------------------
notify the Company in writing of any material adverse change in the financial condition of Graphic, WAC or Mercury, the method of conducting their respective operations, any material damage to or loss of any property used in the business of Graphic, WAC or Mercury, or the institution of or the threat of institution of legal proceedings against Graphic, WAC or Mercury between the Effective Date and the Closing Date.

     6.5  Compliance with Laws.   Between the Effective Date and the Closing
          --------------------
Date, Graphic, WAC and Mercury shall have complied with all applicable laws and regulations including without limitation, those as may be required for the consummation of the transactions contemplated by this Agreement.

     6.6  Consents of Others.     To the extent that the consummation of the
          ------------------
transactions provided for herein requires the consent or approval of a third party, whether to avoid the occurrence of an event of default under any contract, license, lease or agreement to which Graphic, WAC or Mercury is a party or by which its assets are bound or otherwise, or under any governmental law or regulation, Graphic, WAC and Mercury shall use their best efforts to obtain any such consent or approval.

                                   ARTICLE 7
                   CONDITIONS TO CONSUMMATION OF TRANSACTION

     7.1  Conditions to Obligations of Mercury, WAC  and Graphic.  The
          ------------------------------------------------------
obligation of Mercury, WAC and Graphic to consummate the Reorganization is subject to the satisfaction at or prior to the Closing of each of the following conditions:

     (a) Each of the representations and warranties of the Company and the Stockholder contained in this Agreement shall be true and correct in all material respects as of, and shall not have been violated in any material respect at, the Closing Date as though made on and as of the Closing Date; the Stockholder and the Company shall, on or before the Closing Date, have performed in all material respects all of their obligations under this Agreement which by the terms hereof are to be performed by them on or before the Closing; and the Stockholder and the Company shall have delivered to Mercury, WAC and Graphic a certificate dated as of the date of the Closing to the foregoing effect.

     (b) No action or proceeding by or before any court or other governmental body shall have been instituted by any governmental body or other person or entity or threatened in writing which seeks to restrain, prohibit or invalidate the Reorganization or the Note Purchase Agreement or which would have a material adverse effect on WAC's ability to conduct the business of the Company as presently conducted or which claims material damages from Mercury, WAC or Graphic with respect to the Reorganization.

     (c) The Company shall have delivered to Mercury and Graphic a certificate of the Company's Secretary certifying as to the requisite corporate or other action authorizing the Reorganization, incumbency and related matters.

     (d) All current officers and directors of the Company shall have submitted their resignations to WAC.

     (e) The Stockholder shall have executed and delivered the Employment Agreement, substantially in the form of Exhibit "A" hereto.

     (f) The Stockholder and the Company shall have executed and delivered the Escrow Agreement, substantially in the form of Exhibit "B" hereto.

     (g) The Stockholder shall have executed and delivered the Indemnification Agreement, substantially in the form of Exhibit "C" hereto.

     (h) The owner of the Leased Facility shall have executed and delivered the Lease Agreement and Amendment, substantially in the form of Exhibit "E" hereto.

     (i) The Related Parties and WAC shall have executed and delivered the Note Purchase Agreement. The closing of the transactions contemplated in the Note Purchase Agreement shall occur simultaneously with the Closing.

     (j) Mercury, WAC and Graphic shall have received the opinion of Johnson, Grusin, Kee & Surprise, counsel to the Company and the Stockholder, substantially in the form of Exhibit "F" hereto.

     (k) The Company shall have executed and delivered the Bill of Sale substantially in the form of Exhibit "H" hereto; the Assignment and Assumption Agreement substantially in the form of Exhibit "I" hereto; and such other bills of sale, endorsements, assignments third party consents and other instruments of sale, conveyance or assignment, in form and substance satisfactory to WAC, Mercury and Graphic, sufficient to vest in WAC title to the Assets, free and clear of any Encumbrances.

     7.2  Conditions to Obligations of the Company and the Stockholder.  The
          ------------------------------------------------------------
obligation of the Company and the Stockholder to consummate the Reorganization is subject to the satisfaction at or prior to the Closing of each of the following conditions:

     (a) Each of the representations and warranties of Mercury, WAC and Graphic contained in this Agreement shall be true and correct in all material respects as of, and shall not have been violated in any material respect at, the Closing Date as though made on and as of the Closing Date; Mercury, WAC and Graphic shall, on or before the Closing, have performed in all material respects all of their obligations under this Agreement which by the terms hereof are to be performed by them on or before the Closing Date; and each of Mercury, WAC and Graphic shall have delivered to the Company a certificate of one of its officers dated as of the date of the Closing to the foregoing effect.

     (b) No action or proceeding by or before any court or other governmental body shall have been instituted by any governmental body or other person or entity or threatened in writing which seeks to restrain, prohibit or invalidate the Reorganization or the transactions contemplated in the Note Purchase Agreement which would have a material adverse effect on the right of the Company to consummate the Reorganization or which claims material damages from the Company with respect to the Reorganization.

     (c) Mercury, WAC and Graphic shall have delivered to the Company certificates of their respective corporate secretaries certifying as to the requisite corporate and other action authorizing the Reorganization and the incumbency of their respective officers and related matters.

     (d) Mercury, WAC and Graphic shall have executed and delivered the Escrow Agreement, substantially in the form of Exhibit "B" hereto.

     (e) Mercury, and WAC shall have executed and delivered the Employment Agreement, substantially in the form of Exhibit "A" hereto.

     (f) Mercury, WAC and Graphic shall each have executed and delivered the Indemnification Agreement, substantially in the form of Exhibit "C" hereto.

     (g) Mercury and WAC shall have executed and delivered the Lease Assignment and Amendment, substantially in the form of Exhibit "E" hereto.

     (h) WAC, Mercury, Graphic and the Related Parties shall have executed and delivered the Note Purchase Agreement. The closing of the transactions contemplated in the Note Purchase Agreement shall occur simultaneously with the Closing.

     (i) The Company shall have received the opinion of Lawrence M. Gold, P.C., counsel to Mercury, WAC and Graphic, substantially in the form of Exhibit "G" hereto.

     (j) Mercury and WAC shall have executed and delivered the Assignment and Assumption Agreement substantially in the form of Exhibit "I" hereto.

     7.3  Fulfillment of Conditions.  Each party to this Agreement shall use
          -------------------------
his, or its best efforts to satisfy each and every condition to such party's obligation to consummate the transactions contemplated herein.

                                   ARTICLE 8
                         REGISTRATION OF GRAPHIC STOCK

     8.1  Registration.  Graphic shall prepare and file with the Commission a
          ------------
Registration Statement on Form S-3 as soon as practicable after the Closing Date, and in no event later than ninety (90) days after the Effective Date, which shall cause the Graphic Stock to be registered for resale by the Company, and Graphic shall use reasonable best efforts to have such registration become effective and not abandon the filing. The Company shall receive a copy of the Registration Statement prior to filing for review, and the Company shall represent and warrant that the information contained in the Registration Statement concerning him and the intended method of distribution of the securities covered by the Registration Statement is true, complete, and correct. If at any time during the Effective Period, Graphic is unable to maintain such registration on Form S-3, Graphic shall utilize Form S-1 or such other registration form as Graphic deems appropriate in order to fulfill its
obligations under this Article 8.   No registration shall be made, however, with
respect to any Graphic Stock issued pursuant to Sections 2.6(c) and (d) herein as the result of any upward adjustment in consideration for the Reorganization and the provisions of this Article 8 shall not apply to any such shares of Graphic Stock.

     8.2  Furnishing Information.  The Company shall furnish to Graphic such
          ----------------------
information regarding the Company or the Graphic Stock and the intended method of disposition of such securities, as shall be reasonably requested by Graphic in order to effect such registration.

     8.3  Prospectus Requirements.  The Company  hereby covenants with Graphic
          -----------------------
that it will promptly advise Graphic of any changes in the information concerning the Company contained in the Registration Statement and that the Company will not make any sale of Graphic Stock pursuant to the Registration Statement without complying with the prospectus delivery requirements of the Act. The Company acknowledges that occasionally there may be times when Graphic must temporarily suspend the use of the prospectus forming a part of the Registration Statement until such time as an amendment to the Registration Statement has been filed by Graphic and declared effective by the Commission, the relevant prospectus has been supplemented by Graphic or until such time as Graphic has filed an appropriate report with the Commission pursuant to the Securities Exchange Act of 1934, as amended. During any such period in which sales are suspended and upon reasonable prior notice of such suspension from Graphic, the Company agrees not to sell any shares of Graphic Stock pursuant to any such prospectus; provided however that Graphic shall use its reasonable best efforts to file any required amendment, supplement, or report with the Commission within 30 days of such suspension. The Company covenants that it will not sell any shares pursuant to any prospectus during the period commencing at the time at which Graphic gives the Company notice of the suspension of the use of a given prospectus and ending at the time Graphic gives notice that the Company may thereafter effect sales pursuant to a given prospectus.

     8.4  Maintenance.
          -----------

     (a) Graphic agrees to (i) use its best efforts to keep the Registration Statement continuously effective (including by filing amendments and supplements thereto) in order to permit the disposition of the Graphic Stock until the second anniversary of the Closing Date or the sale by the Company of all of the Graphic Stock, whichever is earlier (collectively, the "Effective Period"), and
(ii) prepare and file with the Commission, as soon as reasonably practicable, such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective continuously during the Effective Period.

     (b) Graphic agrees to cause the Registration Statement and the related prospectus, and any amendment or supplement thereto, as of the effective date of the Registration Statement, amendment, or supplement during the Effective Period, (1) to comply in all material respects with the applicable registration requirements of the Act and the rules and regulations promulgated by the Commission thereunder, and (2) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, other than information confirmed by the Company pursuant to Section 8.2 or statements or omissions made in reliance upon and in conformity with information furnished to Graphic in writing by or on behalf of the Company expressly for use in the Registration Statement and the related prospectus, or any amendment or supplement thereto.

     (c) In connection with the Registration Statement, Graphic agrees, as soon as reasonably practicable, to:

     (i) furnish to the Company such number of copies of the Registration Statement, each amendment and supplement thereto, and prospectus included in the Registration Statement and such other related documents as the Company may reasonably request;

     (ii) notify the Company promptly of any request by the Commission for the amending or supplementing of the Registration Statement or prospectus forming a part thereof;

     (iii) advise the Company after Graphic receives notice or otherwise obtains knowledge of the issuance of any order by the Commission suspending the effectiveness of the Registration Statement or amendment or supplement thereto or of the initiation or threatening of any proceeding for that purpose, and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal promptly if such stop order should be issued;

     (iv) use its best efforts to register or qualify the Graphic Stock under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as the Company shall reasonably request (provided that Graphic shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service of process), and do such other reasonable acts and things as may be required of it to enable the Company to consummate the disposition of Graphic Stock in any of the aforementioned jurisdictions; and

     (v) notify the Company at any time when a prospectus relating to the Registration Statement is required to be delivered under the Act, of the happening of any event as a result of which the Registration Statement contains an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and prepare a supplement or amendment to the Registration Statement so that the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     8.5  Combined Registration Statement.  The Company expressly acknowledges
          -------------------------------
and agrees that in fulfilling its registration obligations pursuant to this
Article 8, Graphic may combine the registration of the Graphic Stock issued in the Reorganization and the Graphic Stock issued pursuant to the Note Purchase Agreement into one Registration Statement and multiple Registration Statements shall not be required.

     8.6  Indemnification.
          ---------------

     (a) Graphic agrees to indemnify, defend and hold harmless the Company from and against all loss, damages, liabilities, expenses, costs, fees and disbursements of counsel (including the reasonable fees and expenses of legal counsel to the Company), and actions to which they may become subject, under the Act or otherwise, insofar as such loss, damage, liability, expense or claim (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or prospectus contained therein (or any amendment or supplement thereto) or arises out of or is based upon any omission or alleged omission to state in any thereof a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, and will reimburse the Company and such other persons for any legal or any other expenses incurred in connection with investigating or defending any such action or claim, except insofar as the same may have been caused by any untrue statement or omission contained in the information confirmed by the Company pursuant to Section 8.2 or based upon information furnished to Graphic in writing by or on behalf of the Company expressly for use therein.

     (b) The Company agrees to indemnify, defend and hold harmless Graphic and its officers, directors, affiliates, agents, employees and controlling persons (within the meaning of Section 15 of the Act) from and against all loss, damages, liabilities, expenses, costs, fees and disbursements of counsel (including the reasonable fees and expenses of legal counsel to Graphic), and actions to which they may become subject, under the Act or otherwise, insofar as such loss, damage, liability, expense or claim (or action in respect thereof) arises out of or is based upon (i) any untrue statement of a material fact contained in the Registration Statement or in any prospectus contained therein (or any amendment or supplement thereto) or which arises out of or is based upon any failure to state a material fact required to be stated therein or necessary to make any statement contained therein not misleading, to the extent that such untrue statement or omission is contained in the information confirmed by the Company pursuant to Section 8.2 or is made in reliance upon or in conformity with information furnished in writing by or on behalf of the Company expressly for inclusion in the Registration Statement or prospectus contained therein (or any amendment or supplement thereto), and (ii) the failure by the Company to comply with the covenants contained in Section 8.3 above, and will reimburse Graphic and such other persons for any legal or any other expenses incurred in connection with investigating or defending any such action or claim.

     8.7  Fees and Expenses of Registration.  Graphic will pay all expenses and
          ---------------------------------
fees incident to the performance of its obligations in Sections 8.1, 8.3 and 8.4 other than selling commissions and fees and expenses of advisors to the Company.


                                   ARTICLE 9
                        TERMINATION; AMENDMENTS; WAIVER

     9.1  Termination.  This Agreement may be terminated, and the transaction
          -----------
contemplated hereby may be abandoned, at any time prior to the Closing Date:

     (a) by the written consent of Mercury, WAC, Graphic  and the Company;

     (b) by Mercury, Graphic or the Company if, without a material breach of the terminating party, the Closing shall not have occurred on or before June 15, 1996, which date may be extended by mutual consent of the parties;

     (c) by Mercury, WAC or Graphic if there has been a misrepresentation, breach of warranty or breach of covenant or agreement by the Stockholder or the Company in their representations, warranties, covenants or agreements set forth herein; or

     (d) by the Stockholder or the Company if there has been a misrepresentation, breach of warranty or breach of covenant or agreement by Mercury, WAC or Graphic in their representations, warranties, covenants or agreements set forth herein.

     9.2  Effect of Termination.  In the event of the termination and
          ---------------------
abandonment of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith become void and have no effect, other than the provisions of
Section 10.7 which shall survive. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement occurring before such termination.

                                   ARTICLE 10
                                 MISCELLANEOUS

     10.1  Entire Agreement; Assignment.  This Agreement, together with any
           ----------------------------
confidentiality agreements between the parties hereto, and the Ancillary
Agreements: (a) constitute, with the schedules and the exhibits hereto, the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof and (b) shall not be assigned by operation of law or otherwise, provided that Mercury may assign its respective rights and obligations to any direct subsidiary of Graphic, but no such assignment shall relieve Mercury of its obligations hereunder.

     10.2  Validity.  The invalidity or unenforceability of any provision of
           --------
this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     10.3  Notices.  All notices, requests, claims, demands and other
           -------
communications hereunder shall be in writing and shall be deemed to have been duly given, effective and received when delivered in person or by electronic facsimile transmission, cable, telegram, telex, or a courier, or five (5) days following the date such notice is mailed by registered or certified mail (postage prepaid, return receipt requested), to the respective parties as follows:

     If to Mercury, WAC or Graphic:

     Graphic Industries, Inc.
     2155 Monroe Drive, N.E.
     Atlanta, Georgia 30324
     Telecopy:  (404) 874-7589
     Attention:  Mark C. Pope IV, President

     with a copy to:

     Mercury Printing Company, Inc.
     2929 Convair Road
     Memphis, Tennessee
     Attn:  Mr. Bill Hyatt, President

     and with a copy to:

     Lawrence M.  Gold, P.C.
     100 Galleria Parkway
     Suite 695
     Atlanta, Georgia 30339
     Telecopy: (770) 933-9605

     If to the Stockholder, at the address
     listed on the signature pages hereof.

     If to the Company at:

     The Wimmer Companies, Inc.
     4210 B.F. Goodrich Blvd.
     Memphis, Tennessee 38118

     with a copy to:

     Johnson, Grusin, Kee & Surprise
     Suite 202
     780 Ridge Lake Blvd.
     Memphis, Tennessee 38120
     Attn:  Martin A.  Grusin, Esquire

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon actual receipt thereof.

     10.4  Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the State of Tennessee, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     10.5  Descriptive Captions.  The descriptive captions herein are inserted
           --------------------
for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     10.6  Counterparts.  This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     10.7  Expenses.  All costs and expenses of Graphic, WAC  or Mercury
           --------
associated with legal and audit services incurred in connection with the Reorganization shall be paid by Graphic. The Company will pay its legal and other expenses. Any expense incurred by the Company in connection with the transactions contemplated by this Agreement shall be accrued in full on the financial records of the Company as of the Closing Date and constitute an adjustment to the Closing Balance Sheet.

     10.8  Parties in Interest.  This Agreement shall be binding upon and inure
           -------------------
solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     10.9  No Waiver.  No failure on the part of any party hereto to exercise,
           ---------
and no delay in exercising any right, power or remedy hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any party hereto preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No express waiver or assent by any party of any breach of or any default in any term, covenant, or condition which this Agreement requires to be performed or observed by any other party shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term, covenant or condition hereof.

     10.10  Best Efforts.  All parties to this Agreement hereby covenant and
            ------------
agree to use their best efforts to perform all of their respective covenants, agreements and obligations hereunder and to cooperate fully with each other to consummate the Reorganization and the related transactions referred to herein.

     10.11 Survivability.  The representations, warranties and covenants set
           -------------
forth in this Agreement shall survive for a three (3) year period following the Closing Date, except for the representations, warranties and covenants set forth in Sections 3.4, 3.5, 3.8, 3.20 and 3.29 which shall survive for a period of seven (7) years after the Closing Date.

     10.12  Bulk Sales Waiver.  The parties hereto mutually waive compliance
            -----------------
with the bulk sales laws of the State of Tennessee in connection with the transactions contemplated herein and hereby indemnify and agree to hold harmless each other from and against any and all liability, claim, loss, damage or expense (including court costs and reasonable attorney's fees) arising out of or in any manner relating to failure to comply with such bulk sales laws.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

                                GRAPHIC INDUSTRIES, INC.

                                By:
                                   -------------------------------------
                                Name:
                                     -----------------------------------
                                Title:
                                      ----------------------------------


                                MERCURY PRINTING COMPANY, INC.

                                By:
                                   -------------------------------------
                                Name:
                                     -----------------------------------
                                Title:
                                      ----------------------------------


                                WIMMER ACQUISITION CORP.


                                By:
                                   -------------------------------------
                                Name:
                                     -----------------------------------
                                Title:
                                      ----------------------------------


                                THE WIMMER COMPANIES, INC.

                                By:
                                   -------------------------------------
                                Name:
                                     -----------------------------------
                                Title:
                                      ----------------------------------



                                ----------------------------------------
                                Glen A. Wimmer
                                SSN:
                                    ------------------------------------
                                Address:
                                        --------------------------------

                                        --------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------
                                     WITH
                                     ----
                           THE WIMMER COMPANIES, INC.
                           --------------------------

                                    EXHIBITS
                                    --------


Exhibit "A" - Employment Agreement

Exhibit "B" - Escrow Agreement

Exhibit "C" - Indemnification Agreement

Exhibit "D" - [Omitted]

Exhibit "E" - Lease Assignment and Amendment

Exhibit "F" - Opinion of Counsel for Company and the Stockholder

Exhibit "G" - Opinion of Lawrence M. Gold, P.C.

Exhibit "H" - Bill of Sale

Exhibit "I"  - Assignment and Assumption Agreement



     The Schedules and Exhibits to this Agreement have been omitted from this filing, however, copies will be filed supplementally with the Commission upon request.

                                   SCHEDULES
                                   ---------



Schedule 3.1     Foreign Qualifications

Schedule 3.7(b)  Claims Against Accounts Receivable

Schedule 3.7(c)  Inventory Claims

Schedule 3.9(a)  Personal Property

Schedule 3.9(b)  Leases

Schedule 3.11    Intellectual Property

Schedule 3.12    Insurance

Schedule 3.13    Litigation

Schedule 3.14    Authorizations

Schedule 3.15    Environmental Matters

Schedule 3.16    Changes Since October 31, 1995

Schedule 3.19    Employees

Schedule 3.20    Benefit Plans

Schedule 3.21    Labor Claims

Schedule 3.22    Contracts

Schedule 3.23    Bank Accounts

Schedule 3.24    Transactions with Affiliates

Schedule 3.27    Consents